Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
September 30, 2007

The balances in the sub-accounts on deposit with the trustee as of September 30, 2007 were:

	Series 2003-1	Series 2004-1

General Sub-Account	$10,962,882.30	$36,631,699.88
Capital Sub-Account	$2,509,413.91	$4,011,251.79
Overcollateralization Sub-Account	$836,185.21	$1,002,340.34
Reserve Sub-Account	$2,035,025.17	$4,674,254.29

REP Deposit Account*                   $9,357,211.03

*    REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.